IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF TEXAS
DALLAS DIVISION

In re:	§
TERAFORCE TECHNOLOGY CORPORATION, et .al. Debtors.	§ § § § §	CASE NO. 05-38756-BJH-11 (Jointly Administered)

MODIFICATION TO FOURTH AMENDED JOINT CONSOLIDATED
CHAPTER 11 PLAN OF REORGANIZATION

Pursuant to Section 1127 of the Bankruptcy Code, the Debtors TeraForce Technology Corporation, and DNA Computing Solutions, Inc., along with the Bean Group, hereby submit the following Modification to their Fourth Amended Joint Consolidated Chapter 11 Plan of Reorganization filed on August 3, 2005 (Doc. 267).

MODIFICATION TO ARTICLE I

1. Article 1 shall be modified by adding the following new definition as Section 1.2.78:

“H&B” shall mean the law firm of Haynes & Boone, LLP.

MODIFICATION TO ARTICLE VI

2. Section 6.3.1 shall be modified by changing the amount referred to in the last sentence from $125,000 to $100,000.

3. A new Section 6.5 shall be added and will read as follows:

6.5 Settlement with H&B. On or about March 21, 2006, H&B filed Adversary Proceeding No. 06-03247 asserting an ownership interest in the Reliance Claim with respect to unpaid legal fees in the amount of $614,867.29, At or about the same time, H&B also filed an objection to confirmation of the Plan asserting that the Plan dealt with the Reliance Claim in derogation of its property interests. The Debtors, the Bean Group and the Committee dispute that H&B is entitled to any ownership interest in the Reliance Claim. The parties have agreed to settle this dispute as follows:

6.5.1 The parties agree to pay H&B the total sum of $80,000.00 in full and final satisfaction of all claims, rights and assertions contained or which could have been asserted in Adversary No. 06-03247 (the “Settlement Payment”). One-half of the Settlement Payment ($40,000.00) shall be paid to H&B by the Reorganized Debtor from Bean Group cash collateral on or within ten (10) days of the Effective Date of the Plan, and the balance ($40,000.00) shall be paid by the Reorganized Debtor at such time as there are sufficient funds received from the claim asserted by the Debtors against the Liquidator for Reliance Insurance, after Oscar Wyatt has received payment of $100,000.00 as provided in the Plan, as modified above.

6.5.2 Simultaneous with the receipt of the initial $40,000.00 payment as provided in Section 6.5.1, H&B shall dismiss Adversary Proceeding No. 06-03247 with prejudice to the refilling of same.

6.5.3 The law firms of Munsch Hardt Kopf & Harr, P.C. and Locke Liddell & Sapp, LLP shall each contribute $12,500.00 to the settlement (for a total of $25,000), to be paid by a dollar for dollar reduction from the Allowed amount of their Administrative Claims for fees and expenses awarded by the Court as counsel for the Debtors and counsel for the Official Unsecured Creditors’ Committee, respectively.

6.5.4 Hance Scarborough Wright Ginsburg & Brusilow, LLP shall contribute $5,000.00 to the settlement by a payment to the Reorganized Debtor on or within ten (10) days of the Effective Date of the Plan.

6.5.5 H&B shall immediately withdraw its objection to confirmation of the Plan, request that the Court allow it to vote in favor of the Plan and upon such approval, promptly take steps to change its ballot and cast its vote in favor of the Plan and otherwise cooperate in all aspects to support confirmation of the Plan.

6.5.6 H&B shall retain all rights to distributions under the Plan, without offset in respect of the $80,000, payment by reason of its Amended Proof of Claim No. 29, which shall be an Allowed General Unsecured Class 4 Claim in the amount of $614,867.29.

6.5.7 Each party shall be responsible for the costs incurred in connection with this matter.

DATED: APRIL 4, 2006.

MUNSCH HARDT KOPF & HARR, P.C.

By: /s/ Davor Rukavina

Joseph J. Wielebinski, Esq.

Texas Bar No. 21432400

Davor Rukavina, Esq.

Texas Bar No. 24030781

3800 Lincoln Plaza

500 N. Akard Street

Dallas, Texas 75202-2790

Telephone: (214) 855-7500

Facsimile: (214) 978-4375

ATTORNEYS FOR THE

DEBTORS-IN-POSSESSION

— AND —

WEYCER, KAPLAN, PULASKI

& ZUBER, P.C.

By: /s/ Edward L. Rothberg

Edward L. Rothberg, Esq.

Texas Bar No. 17313990

Hugh M. Ray, III, Esq.

Texas Bar No. 24004246

11 Greenway Plaza

Suite 1400

Houston, Texas 77046

Telephone: (713) 961-9045

Facsimile: (713) 961-5341

DALLAS 1108431_1 6177.2

ATTORNEYS FOR THE BEAN GROUP